Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Chris Nagel
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE     May 6, 2010
FreightCar America, Inc. Reports First Quarter 2010 Results
Chicago, IL, May 6, 2010 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for its first quarter ended March 31, 2010 with revenues of $19.5 million and a net loss of $3.3 million, or $0.28 per diluted share. For the fourth quarter of 2009, the Company generated revenues of $49.4 million and a net loss of $5.5 million, or $0.47 per diluted share. These fourth quarter results included $3.9 million of non-recurring severance and pension suspension costs. For the first quarter of 2009, the Company reported revenues of $39.6 million and net income of $2.4 million, or $0.20 per diluted share.
The Company delivered 321 railcars to customers in the first quarter of 2010, including the sale of 105 used railcars and the lease of 136 railcars. This compares to 697 railcars delivered in the fourth quarter of 2009 and 876 railcars delivered in the first quarter of 2009.
“Our results for the first quarter of 2010 clearly reflect the continuation of the extended downturn in railcar demand, as well as our low backlog coming into this year,” said Ed Whalen, President and Chief Executive Officer. “In light of these difficult industry conditions, we continue to focus on optimizing our performance through enhanced operational efficiencies and strict cost management.”
Orders for railcars were 3,656 units in the first quarter of 2010, compared to orders for 185 units in the fourth quarter of 2009 and 339 units in the first quarter of 2009. Total backlog increased to 3,600 units at March 31, 2010 compared to 265 units at December 31, 2009.
Mr. Whalen stated, “We are encouraged by the orders we have received so far in 2010, and are hopeful that the market indicators we monitor will continue to show positive trends over the longer term. However, coal related market indicators are improving more slowly than the market indicators for other railcar types, so we remain cautious about the outlook for the remainder of the year.”
Gross margin for the first quarter of 2010 was essentially break-even, reflecting the very low level of manufacturing activity. Gross margin for the fourth quarter of 2009 was $3.4 million, or 6.8% while gross margin for the first quarter of 2009 was $10.3 million, or 26.0%. Gross margin for the first quarter of last year benefitted from a $3.9 million contract cancellation fee.
Selling, general and administrative expenses for the first quarter of 2010 were $5.7 million compared to $10.7 million for the fourth quarter of 2009 and $7.3 million for the first quarter of 2009. As stated previously, SG&A expenses for the fourth quarter of 2009 included non-recurring severance and pension suspension costs of $3.9 million.

Mr. Whalen added, “We recognize the importance of continuing to control costs and believe that the level of SG&A spending in the first quarter of this year reflects our commitment to this process.”
The Company’s effective tax rate for the quarter was 44.7% compared to 24.8% in the fourth quarter of 2009 and 25.2% in the first quarter of 2009. The favorable tax treatment of certain amortization increases the Company’s effective tax rate in periods of loss, whereas it reduces the Company’s effective tax rate during periods of profitability.
Cash and marketable securities on-hand as of March 31, 2010 were $139 million compared to $129 million as of December 31, 2009 and $96 million as of March 31, 2009. The increase in cash during the quarter was the result of the Company receiving advanced payments of $28.4 million in connection with the orders in its backlog which helped to offset the cash flow impact of the loss from operations and an increase in working capital during the quarter. The Company’s two credit facilities remain undrawn.
Total railcars under lease were $65.9 million at the end of the first quarter of 2010 compared to $61.0 million at the end of the fourth quarter of 2009. The increase in railcars under lease was due to the lease of 76 cars during the first quarter of 2010 that were previously held in used car inventory at December 31, 2009.
“Once again, we have been able to maintain our strong liquidity position despite challenging operating results,” stated Mr. Whalen. “While we continue to evaluate strategic opportunities, we are also committed to maintaining the strength of our balance sheet and taking the necessary steps to protect the Company during this difficult market environment. Importantly, we are positioned to capitalize on new business opportunities when the recovery takes hold, which will ensure we emerge from the recession as a stronger company.”
The Company will host a conference call on Thursday, May 6, 2010 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter financial results. To participate in the conference call, please dial (800) 230-1074. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 6, 2010 until 11:59 p.m. (Eastern Daylight Time) on June 6, 2010. To access the replay, please dial (800) 475- 6701. The replay pass code is 155430. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2010	2009

	(In thousands)
Assets
Current assets
Cash and cash equivalents	$104,080	$98,015
Restricted cash	5,042	1,420
Securities available for sale, at fair value	29,990	29,976
Accounts receivable, net	4,805	3,728
Inventories	37,343	40,800
Leased railcars held for sale	5,647	2,200
Property, plant and equipment held for sale	2,478	2,478
Other current assets	12,933	9,467
Deferred income taxes , net	15,315	15,315

Total current assets	217,633	203,399

Long term inventory	3,770	5,611
Property, plant and equipment, net	27,524	28,170
Railcars on operating leases	60,268	58,771
Goodwill	21,521	21,521
Deferred income taxes	16,051	13,404
Other long-term assets	4,475	4,690

Total assets	$351,242	$335,566

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,311	$16,948
Accrued payroll and employee benefits	3,638	7,958
Accrued postretirement benefits	5,329	5,329
Accrued warranty	8,692	9,146
Customer deposits	33,451	4,631
Other current liabilities	4,742	5,332

Total current liabilities	69,163	49,344

Accrued pension costs	15,641	15,675
Accrued postretirement benefits, less current portion	57,594	57,962
Other long-term liabilities	6,291	6,332

Total liabilities	148,689	129,313

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,357	97,979
Treasury stock, at cost	(37,315)	(37,123)
Accumulated other comprehensive loss	(18,447)	(18,578)
Retained earnings	159,751	163,761

Total FreightCar America stockholders’ equity	202,473	206,166
Noncontrolling interest in India JV	80	87

Total stockholders’ equity	202,553	206,253

Total liabilities and stockholders’ equity	$351,242	$335,566

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenues	$19,530	$39,563
Cost of sales	19,622	29,268

Gross profit	(92)	10,295

Selling, general and administrative expense	5,742	7,322
Plant closure income	—	(379)

Operating (loss) income	(5,834)	3,352

Interest (expense) income, net	(136)	(162)

Operating (loss) income before income taxes	(5,970)	3,190
Income tax (benefit) provision	(2,669)	804

Net (loss) income	(3,301)	2,386
Less: Net loss attributable to Noncontrolling interest in India JV	(7)	(11)

Net (loss) income attributable to FreightCar America	$(3,294)	$2,397

Net (loss) income per common share attributable To FreightCar America — Basic	$(0.28)	$0.20

Net (loss) income per common share attributable To FreightCar America — Diluted	$(0.28)	$0.20

Weighted average common shares outstanding — Basic	11,875,329	11,849,768

Weighted average common shares outstanding — Diluted	11,875,329	11,852,480

Dividends declared per common share	$0.06	$0.06

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(3,301)	$2,386
Adjustments to reconcile net (loss) income to net cash flows used in operating activities:
Plant closure income	—	(379)
Depreciation and amortization	1,624	1,186
Other non-cash items	(1,366)	130
Deferred income taxes	(2,727)	7,445
Compensation expense under stock option and restricted share award agreements	377	538
Changes in operating assets and liabilities:
Accounts receivable	(1,077)	54,737
Inventories	7,011	(12,201)
Leased railcars held for sale	(5,647)	(36,573)
Other current assets	(4,228)	(327)
Accounts payable	(3,652)	(17,702)
Accrued payroll and employee benefits	(4,320)	(5,558)
Income taxes receivable/payable	920	(6,539)
Accrued warranty	(454)	(606)
Customer deposits and other current liabilities	28,230	(7,333)
Deferred revenue, non current	(120)	(270)
Accrued pension costs and accrued postretirement benefits	(270)	329

Net cash flows provided by (used in) operating activities	11,000	(20,737)

Cash flows from investing activities
Restricted cash deposits, net of withdrawals	(3,622)	(4,238)
Cost of railcars on operating leases produced or acquired	—	(11,000)
Purchases of property, plant and equipment	(406)	(1,220)

Net cash flows used in investing activities	(4,028)	(16,458)

Cash flows from financing activities
Payments on long-term debt	—	(17)
Employee restricted stock settlement	(191)	—
Cash dividends paid to stockholders	(716)	(715)

Net cash flows used in financing activities	(907)	(732)

Net increase (decrease) in cash and cash equivalents	6,065	(37,927)
Cash and cash equivalents at beginning of period	98,015	129,192

Cash and cash equivalents at end of period	$104,080	$91,265